Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 8, 2018, relating to the consolidated financial statements of Associated Capital Group, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s separation from GAMCO Investors, Inc. on November 30, 2015) appearing in the Annual Report on Form 10-K of Associated Capital Group, Inc. for the year ended December 31, 2017, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

September 17, 2018